UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 5, 2022

Spark Networks SE
(Exact name of registrant as specified in its charter)

Germany	001-38252	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Kohlfurter Straße 41/43
Berlin Germany 10999
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (+49) 30 868000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
American Depository Shares each representing one-tenth of an ordinary share	LOV	The Nasdaq Stock Market, LLC
Ordinary shares, €1.00 nominal value per share*
* Not for trading purposes, but only in connection with the registration of American Depository Shares pursuant to the requirements of the Securities and Exchange Commission.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
As previously disclosed, on March 11, 2022, Spark Networks SE (the “Company”) entered into a Financing Agreement (the “Financing Agreement”) with Zoosk, Inc. (“Zoosk”) and Spark Networks, Inc., the subsidiary guarantors party thereto, the lenders party thereto, and MGG Investment Group LP, as administrative agent and collateral agent, providing for senior secured term loans in the aggregate principal amount of $100 million.
On August 5, 2022, the Company entered into Amendment No.1 (the “Amendment”) to the Financing Agreement, which revised certain financial covenants related to quarterly testing of the Company’s quarterly leverage ratio. The Amendment also requires that the Company’s minimum marketing spend for the twelve consecutive month period ending at the end of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2022, not to be less than $80.0 million, and amended the margin for the term loan interest to be set at the levels based on the period for which the leverage ratio is calculated.
The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition
On August 9, 2022, the Company issued a press release reporting second quarter of 2022 financial results. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
The information provided in this Item 2.02, including Exhibit 99.1, is intended to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
On August 5, 2022, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”), after consideration of the relevant facts and circumstances and after consultation with management and the Company’s independent public accounting firm, BDO USA, LLP, concluded that the Company’s unaudited consolidated interim financial statements as of March 31, 2022 and for the quarterly period ended March 31, 2022 included in the Company's Form 10-Q for the quarterly period ended March 31, 2022 filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 10, 2022 (the “Original Report”) should be restated (the “Restatement”), and that such financial statements previously filed with the SEC should no longer be relied upon as a result of a system error which resulted in the Company’s consolidated revenue for the three months ended March 31, 2022 being overstated by $2.5 million in the Original Report. Similarly, related earnings releases and investor communications describing the Company’s financial statements for that period should no longer be relied upon.
The Company plans to file Amendment No. 1 on Form 10-Q/A for the quarterly period ended March 31, 2022 with the SEC (the “Amended Report”). The Company expects that the Restatement will decrease the Company's reported revenue by $2.5 million and increase the reported net loss by $2.1 million for the three months ended March 31, 2022. Accordingly, reported accumulated deficit will increase by $2.1 million as of March 31, 2022. The following sections in the Original Report are expected to be revised in the Amended Report, solely as a result of, and to reflect, the Restatement:

    ●    Part I – Item 1. Financial Information
    ●    Part I – Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
    ●    Part II – Item 6. Exhibits and Signatures
In connection with the Restatement, the Company’s management evaluated the effectiveness of the Company’s disclosure controls and procedures, and based on that evaluation, concluded that, as of March 31, 2022, the Company continued to have material weaknesses in its internal control over financial reporting as previously identified in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2021, and that the Company’s disclosure controls and procedures were not effective. This conclusion remains the same as disclosed in “Part I, Item 4. Controls and Procedures” included in the Original Report. The remediation plan for the material weaknesses in internal control over financial reporting was disclosed in the same section in the Original Report.
The Company’s management and the Audit Committee have discussed the matters disclosed in this Item 4.02 in this Current Report on Form 8-K with the Company’s independent registered public accounting firm, BDO USA, LLP.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No.1 to Financing Agreement, dated as of August 5, 2022, by and among Spark Networks SE, Zoosk, Inc., Spark Networks, Inc. and MGG Investment Group LP
99.1	Spark Networks SE press release dated August 9, 2022, reporting second quarter of 2022 financial results
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spark Networks SE

Dated: August 9, 2022	By:	/s/ Frederic Beckley
Frederic Beckley
General Counsel & Chief Administrative Officer